SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2005

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 2.03 of this Current Report on Form 8-K is hereby incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On July 28, 2005, Ambac Financial Group, Inc. (the “Company”) and its wholly-owned subsidiary, Ambac Assurance Corporation (“Ambac Assurance”), as borrowers, entered into a $400 million five year unsecured, committed revolving credit facility (the “New Credit Facility”) with Citibank, N. A., as administrative agent, The Bank of New York and KeyBank, National Association, as co-syndication agents, Citigroup Global Markets Inc. as the sole lead arranger and sole book runner, and certain other financial institutions, as lenders (the “Banks”). The New Credit Facility replaced a previously existing one-year unsecured, committed revolving facility with Citibank, N. A., as administrative agent and certain lenders, which expired on July 28, 2005. The New Credit Facility expires on July 28, 2010.

The New Credit Facility provides for borrowings by the Company and Ambac Assurance on a revolving basis up to an aggregate of $400 million at any one time outstanding, which maximum amount may, at the Company’s and Ambac Assurance’s request and subject to the terms and conditions of the facility, be increased up to $500 million.

The Company and/or Ambac Assurance may borrow under the New Credit Facility for general corporate purposes, including the payment of claims. Subject to the terms and conditions thereof, the Company and/or Ambac Assurance may borrow under the New Credit Facility until the final maturity date, which will occur on July 28, 2010. Loans may be denominated in U. S. Dollars or certain other currencies at the option of the Company and/or Ambac Assurance. The Company and/or Ambac Assurance has the option of selecting either (i) a Base Rate, a fluctuating rate equal to Citibank’s Base Rate and Applicable Margin (as defined in the New Credit Facility), (ii) a Eurocurrency Rate, a periodic fixed rate equal to LIBOR plus the Applicable Margin (as defined in the New Credit Facility) or (iii) a EURIBOR Rate (as defined in the New Credit Facility). There are no outstanding loans under the New Credit Facility. Neither the Company nor Ambac Assurance have previously incurred any borrowing under this or prior similar facilities and have no current intention to do so now or in the foreseeable future.

The New Credit Facility contains customary representations, warranties and covenants for this type of financing, including two financial covenants: (i) maintain as of the end of each fiscal quarter a debt-to-capital ratio, excluding debt consolidated under FIN 46, of not more than 30%, and (ii) maintain at all times total stockholder’s equity equal to or greater than $2.76 billion. The stockholders’ equity financial covenant will increase by 15% of future net income and 15% of the net proceeds of any future equity issuances. The New Credit Facility also provides for certain events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by the Company or Ambac Assurance proving to be false in any material respect, certain bankruptcy, insolvency or receivership events affecting the Company or Ambac Assurance, defaults relating to other indebtedness, imposition of certain judgments and a change in ownership of the Company and/or Ambac Assurance.

The foregoing summary of the New Credit Facility is not complete and is qualified in its entirety by reference to the actual credit agreement, which is attached as Exhibit 10.40 to this Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit Number	Item
10.40	Revolving Credit Agreement dated as of July 28, 2005 among Ambac Financial Group, Inc., Ambac Assurance Corporation, Citigroup Global Markets Inc. (“CGMI”) as the Sole Lead Arranger and Sole Book Runner, Certain Commercial Lending Institutions and an affiliate of CGMI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: August 2, 2005
	By:	/s/ Anne Gill Kelly
Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel